SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  Schedule 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No.2)

                         Auxilium Pharmaceuticals, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    05334D10A
                                 (CUSIP Number)

                                December 31, 2006
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [X] Rule 13d-1(d)




CUSIP No. .............................................................05334D10A

1)  Name of Reporting Person.......................Lehman Brothers Holdings Inc.

     S.S. or I.R.S. Identification No. of Above Person................13-3216325

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization...............................Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power................................................482,743(1)

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power...........................................482,743(1)

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person.....482,743(1)

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9.....................1.4%(2)

12)  Type of Reporting Person.................................................HC



(1) Includes warrants to purchase 75,567 shares of common stock.
(2) Based on 35,304,070 shares of the Issuer's common stock outstanding as of November 1, 2006 as reported on Form 10-Q filed by the Issuer on November 14, 2006 and 75,567 shares of common stock issuable upon exercise of the warrants.


CUSIP No. .............................................................05334D10A

1)  Name of Reporting Person................................Lehman Brothers Inc.

     S.S. or I.R.S. Identification No. of Above Person................13-2518466

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization...............................Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power................................................251,750(1)

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power...........................................251,750(1)

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person.....251,750(1)

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9.....................0.7%(2)

12)  Type of Reporting Person.................................................BD




(1) Includes warrants to purchase 39,408 shares of common stock.
(2) Based on 35,304,070 shares of the Issuer's common stock outstanding as of November 1, 2006 as reported on Form 10-Q filed by the Issuer on November 14, 2006 and 39,408 shares of common stock issuable upon exercise of the warrants.




CUSIP No. .............................................................05334D10A

1)  Name of Reporting Person.....................................LB I Group Inc.

     S.S. or I.R.S. Identification No. of Above Person................13-2741778

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization...............................Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power................................................147,677(1)

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power...........................................147,677(1)

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person.....147,677(1)

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9.....................0.4%(2)

12)  Type of Reporting Person.................................................CO



(1) Includes warrants to purchase 23,117 shares of common stock.
(2) Based on 35,304,070 shares of the Issuer's common stock outstanding as of November 1, 2006 as reported on Form 10-Q filed by the Issuer on November 14, 2006 and 23,117 shares of common stock issuable upon exercise of the warrants.



CUSIP No. .............................................................05334D10A

1) Name of Reporting Person......Lehman Brothers Healthcare Venture Capital
                                 Associates LP

     S.S. or I.R.S. Identification No. of Above Person................03-0454314

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization...............................Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power................................................120,686(1)

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power...........................................120,686(1)

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person.....120,686(1)

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9.....................0.3%(2)

12)  Type of Reporting Person.................................................OO



(1) Includes warrants to purchase 18,892 shares of common stock.
(2) Based on 35,304,070 shares of the Issuer's common stock outstanding as of November 1, 2006 as reported on Form 10-Q filed by the Issuer on November 14, 2006 and 18,892 shares of common stock issuable upon exercise of the warrants.




CUSIP No. .............................................................05334D10A

1) Name of Reporting Person.............Lehman Brothers Healthcare Venture
                                        Capital LP

     S.S. or I.R.S. Identification No. of Above Person................03-0454303

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization...............................Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power................................................120,686(1)

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power...........................................120,686(1)

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person.....120,686(1)

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9.....................0.3%(2)

12)  Type of Reporting Person.................................................OO


(1) Includes warrants to purchase 18,892 shares of common stock.
(2) Based on 35,304,070 shares of the Issuer's common stock outstanding as of November 1, 2006 as reported on Form 10-Q filed by the Issuer on November 14, 2006 and 18,892 shares of common stock issuable upon exercise of the warrants.


CUSIP No. .............................................................05334D10A

1) Name of Reporting
   Person.......................................................Lehman ALI Inc.

     S.S. or I.R.S. Identification No. of Above Person................13-3695935

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization...............................Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power................................................230,993(1)

6)   Shared Voting Power....................................................-0-

7)   Sole Dispositive Power...........................................230,993(1)

8)   Shared Dispositive Power.............................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person.....230,993(1)

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9.....................0.7%(2)

12)  Type of Reporting Person.................................................CO


(1) Includes warrants to purchase 36,159 shares of common stock.
(2) Based on 35,304,070 shares of the Issuer's common stock outstanding as of November 1, 2006 as reported on Form 10-Q filed by the Issuer on November 14, 2006 and 36,159 shares of common stock issuable upon exercise of the warrants.



CUSIP No. ............................................................05334D10A

1) Name of Reporting
Person.......................................................Property Asset
                                                             Management Inc.

     S.S. or I.R.S. Identification No. of Above Person................13-3555152

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization..............................Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power................................................230,993(1)

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power...........................................230,993(1)

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person.....230,993(1)

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9.....................0.7%(2)

12)  Type of Reporting Person.................................................CO


(1) Includes warrants to purchase 36,159 shares of common stock.
(2) Based on 35,304,070 shares of the Issuer's common stock outstanding as of November 1, 2006 as reported on Form 10-Q filed by the Issuer on November 14, 2006 and 36,159 shares of common stock issuable upon exercise of the warrants.


CUSIP No. .............................................................05334D10A

1) Name of Reporting
Person.......................................................Lehman Brothers
                                                             P.A., LLC

     S.S. or I.R.S. Identification No. of Above Person................52-2278632

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization...............................Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power................................................230,993(1)

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power...........................................230,993(1)

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person.....230,993(1)

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9.....................0.7%(2)

12)  Type of Reporting Person.................................................OO


(1) Includes warrants to purchase 36,159 shares of common stock.
(2) Based on 35,304,070 shares of the Issuer's common stock outstanding as of November 1, 2006 as reported on Form 10-Q filed by the Issuer on November 14, 2006 and 36,159 shares of common stock issuable upon exercise of the warrants.




CUSIP No. .............................................................05334D10A

1) Name of Reporting Person.................Lehman
                                            Brothers Partnership GP 2000/2001 LP

     S.S. or I.R.S. Identification No. of Above Person................13-4143945

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization...............................Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power................................................104,073(1)

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power...........................................104,073(1)

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person.....104,073(1)

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9.....................0.3%(2)

12)  Type of Reporting Person.................................................OO


(1) Includes warrants to purchase 16,291 shares of common stock.
(2) Based on 35,304,070 shares of the Issuer's common stock outstanding as of November 1, 2006 as reported on Form 10-Q filed by the Issuer on November 14, 2006 and 16,291 shares of common stock issuable upon exercise of the warrants.



CUSIP No. .............................................................05334D10A

1) Name of Reporting Person........................Lehman Brothers Partnership
                                                   Account 2000/2001, LP

     S.S. or I.R.S. Identification No. of Above Person................13-4143945

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization...............................Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power................................................104,073(1)

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power...........................................104,073(1)

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person.....104,073(1)

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9.....................0.3%(2)

12)  Type of Reporting Person.................................................OO



(1) Includes warrants to purchase 16,291 shares of common stock.
(2) Based on 35,304,070 shares of the Issuer's common stock outstanding as of November 1, 2006 as reported on Form 10-Q filed by the Issuer on November 14, 2006 and 16,291 shares of common stock issuable upon exercise of the warrants.


CUSIP No. .............................................................05334D10A

1) Name of Reporting Person........................Lehman Brothers Offshore
                                                   Partners Ltd.

     S.S. or I.R.S. Identification No. of Above Person................52-2038758

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization................................Bermuda

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power.................................................26,991(1)

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power............................................26,991(1)

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person......26,991(1)

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9.....................0.1%(2)

12)  Type of Reporting Person.................................................OO


(1) Includes warrants to purchase 4,225 shares of common stock.
(2) Based on 35,304,070 shares of the Issuer's common stock outstanding as of November 1, 2006 as reported on Form 10-Q filed by the Issuer on November 14, 2006 and 4,225 shares of common stock issuable upon exercise of the warrants.


CUSIP No. .............................................................05334D10A

1) Name of Reporting Person........................Lehman Brothers Offshore
                                                   Partnership GP 2000/2001 LP

     S.S. or I.R.S. Identification No. of Above Person.......................N/A

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization................................Bermuda

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power...............................................  26,991(1)

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power............................................26,991(1)

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person..... 26,991(1)

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9.....................0.1%(2)

12)  Type of Reporting Person.................................................OO


(1) Includes warrants to purchase 4,225 shares of common stock.
(2) Based on 35,304,070 shares of the Issuer's common stock outstanding as of November 1, 2006 as reported on Form 10-Q filed by the Issuer on November 14, 2006 and 4,225 shares of common stock issuable upon exercise of the warrants.




CUSIP No. .............................................................05334D10A

1) Name of Reporting Person....................Lehman Brothers Offshore
                                               Partnership Account 2000/2001, LP

     S.S. or I.R.S. Identification No. of Above Person.......................N/A

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization................................Bermuda

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power.................................................26,991(1)

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power............................................26,991(1)

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person......26,991(1)

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9.....................0.1%(2)

12)  Type of Reporting Person.................................................OO


(1) Includes warrants to purchase 4,225 shares of common stock.
(2) Based on 35,304,070 shares of the Issuer's common stock outstanding as of November 1, 2006 as reported on Form 10-Q filed by the Issuer on November 14, 2006 and 4,225 shares of common stock issuable upon exercise of the warrants.



Item 1(a).        Name of Issuer:

                  Auxilium Pharmaceuticals Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  40 Valley Stream Parkway
                  Malvern, PA 19355

Item 2(a).        Name of Person(s) Filing:

                  Lehman Brothers Holdings Inc.
                  Lehman Brothers Inc.
                  LB I Group Inc.
                  Lehman Brothers Healthcare Venture Capital Associates LP Lehman Brothers Healthcare Venture Capital LP
                  Lehman ALI Inc.
                  Property Asset Management Inc.
                  Lehman Brothers P.A., LLC
                  Lehman Brothers Partnership GP 2000/2001 LP
                  Lehman Brothers Partnership Account 2000/2001, LP
                  Lehman Brothers Offshore Partners Ltd.
                  Lehman Brothers Offshore Partnership GP 2000/2001 LP
                  Lehman Brothers Offshore Partnership Account 2000/20001, LP


Item 2(b).        Address of Principal Business Office:

                  Lehman Brothers Holdings Inc.
                  745 Seventh Avenue
                  New York, New York 10019

                  Lehman Brothers Inc.
                  745 Seventh Avenue
                  New York, New York 10019

                  LB I Group Inc.
                  745 Seventh Avenue
                  New York, New York 10019

                  Lehman Brothers Healthcare Venture Capital Associates LP 745 Seventh Avenue
                  New York, New York 10019

                  Lehman Brothers Healthcare Venture Capital LP
                  745 Seventh Avenue
                  New York, New York 10019

                  Lehman ALI Inc.
                  745 Seventh Avenue
                  New York, New York 10019

                  Property Asset Management Inc.
                  745 Seventh Avenue
                  New York, New York 10019

                  Lehman Brothers P.A., LLC
                  745 Seventh Avenue
                  New York, New York 10019

                  Lehman Brothers Partnership GP 2000/2001 LP
                  745 Seventh Avenue
                  New York, New York 10019

                  Lehman Brothers Partnership Account 2000/2001, LP 745 Seventh Avenue
                  New York, New York 10019

                  Lehman Brothers Offshore Partners Ltd.
                  Clarendon House
                  2 Church Street/P.O. Box HM 1022
                  Hamilton HM DX, Bermuda

                  Lehman Brothers Offshore Partnership GP 2000/2001 LP Clarendon House
                  2 Church Street/P.O. Box HM 1022
                  Hamilton HM DX, Bermuda

                  Lehman Brothers Offshore Partnership Account 2000/20001, LP Clarendon House
                  2 Church Street/P.O. Box HM 1022
                  Hamilton HM DX, Bermuda


Item 2(c).        Citizenship or Place of Organization:

                  Lehman Brothers Holdings Inc. ("Holdings") is a corporation organized under the laws of the State of Delaware.

                  Lehman Brothers Inc. ("LBI") is a corporation organized under the laws of the State of Delaware.

                  LB I Group Inc. ("LB I Group") is a corporation organized under the laws of the State of Delaware.

                  Lehman Brothers Healthcare Venture Capital Associates LP ("LB Healthcare Associates LP") is a limited partnership organized under the laws of the State of Delaware.

                  Lehman Brothers Healthcare Venture Capital LP ("LB Healthcare LP") is a limited partnership organized under the laws of the State of Delaware.

                  Lehman ALI Inc. ("Lehman ALI") is a corporation organized under the laws of the State of Delaware.

                  Property Asset Management Inc. ("PAMI") is a corporation organized under the laws of the State of Delaware.

                  Lehman Brothers P.A., LLC ("Lehman P.A. LLC") is a limited liability company organized under the laws of the State of Delaware.

                  Lehman Brothers Partnership GP 2000/2001 LP ("Lehman Brothers GP 2000/2001") is a limited partnership organized under the laws of the State of Delaware.

                  Lehman Brothers Partnership Account 2000/2001, LP ("Lehman Brothers Account 2000/2001") is a limited partnership organized under the laws of the State of Delaware.

                  Lehman Brothers Offshore Partners Ltd. ("Lehman Offshore Ltd") is a corporation organized under the laws of Bermuda.

                  Lehman Brothers Offshore Partnership GP 2000/2001 LP ("Lehman Offshore GP 2000/2001") is a limited partnership organized under the laws of Bermuda.

                  Lehman Brothers Offshore Partnership Account 2000/2001, LP ("Lehman Offshore Account 2000/2001") is a limited partnership organized under the laws of Bermuda.


Item 2(d).        Title of Class of Securities:

                  Common Stock

Item 2(e).        CUSIP Number:

                  05334D10A

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

              (a) [ ] A broker or dealer under Section 15 of the 1934 Act
              (b) [ ] A bank as defined in Section 3(a)(6) of the 1934 Act
              (c) [ ] An insurance company as defined in Section 3(a)(19) of the
                      1934 Act
              (d) [ ] An investment company registered under Section 8 of the
                      Investment Company Act of 1940
              (e) [ ] An investment advisor in accordance with Rule 13d-1(b)(1)
                     (ii)(E)
              (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F)
              (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G)
              (h) [ ] A savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act
              (i) [ ] A church plan that is excluded from the definition of investment company under Section 3(c)(14)Of the Investment Company Act of 1940
              (j) [ ] A group, in accordance with Rule 13d-1(b)(1)(ii)(J)


Item 4.       Ownership


                  (a) Amount Beneficially Owned

                  See Item 9 of cover page.

                  (b) Percent of Class:

                  See Item 11 of cover page.

                  (c) Number of shares as to which the person has:

                  (i) sole power to vote or to direct the vote
                  (ii) shared power to vote or to direct the vote
                  (iii) sole power to dispose or to direct the disposition
                  (iv) shared power to dispose or to direct the disposition

                  See Items 5-8 of cover page.

Item 5.       Ownership of Five Percent or Less of a Class

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.       Ownership of More than Five Percent on Behalf of Another Person

                  Not Applicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security being Reported on by the Parent Holding Company or Control Person


                  LB Healthcare LP is the actual owner of 101,794 shares of common stock and 18,892 warrants. LB Healthcare LP is a wholly-owned subsidiary LB Healthcare Associates LP which is a wholly-owned subsidiary of LB I Group, which is a wholly-owned subsidiary of LBI, which is a wholly-owned subsidiary of Holdings.

                  Under the rules and regulations of the Securities and Exchange Commission, Holdings, LBI, LB I Group and LB Healthcare Associates LP may be deemed to be the beneficial owners of the shares of common stock and warrants owned by LB Healthcare LP.

                  Lehman P.A. LLC is the actual owner of 194,834 shares of common stock and 36,159 warrants. Lehman P.A. LLC is a wholly-owned subsidiary of PAMI, which is a wholly-owned subsidiary of Lehman ALI, which is a wholly-owned subsidiary of Holdings.

                  Under the rules and regulations of the Securities and Exchange Commission, Holdings, Lehman ALI and PAMI may be deemed to be the beneficial owners of the shares of common stock and warrants owned by Lehman P.A. LLC.

                  Lehman Brothers Account 2000/2001 is the actual owner of 87,782 shares of common stock and 16,291 warrants.
                  Lehman Brothers Account 2000/2001 is a wholly-owned subsidiary of Lehman Brothers GP 2000/2001 which is a wholly-owned subsidiary of LBI which is a wholly-owned subsidiary of Holdings.

                  Under the rules and regulations of the Securities and Exchange Commission, Holdings, LBI and Lehman Brothers GP 2000/2001 may be deemed to be the beneficial owners of the shares of common stock and warrants owned by Lehman Brothers Account
                  2000/2001.

                  Lehman Offshore Account 2000/2001 is the actual owner of 22,766 shares of common stock and 4,225 warrants. Lehman Offshore Account 2000/2001 is a wholly-owned subsidiary of Lehman Offshore GP 2000/2001, which is a wholly-owned subsidiary of Lehman Offshore Ltd, which is a wholly-owned subsidiary of LB I Group, which is a wholly-owned subsidiary of LBI, which is a wholly-owned subsidiary of Holdings.

                  Under the rules and regulations of the Securities and Exchange Commission, Holdings, LBI, LB I Group, Lehman Offshore Ltd and Lehman Offshore GP 2000/2001 may be deemed to be the beneficial owners of the shares of common stock and warrants owned by Lehman Offshore Account 2000/2001.

Item 8.       Identification and Classification of Members of the Group

                  Not Applicable

Item 9.       Notice of Dissolution of Group

                  Not Applicable


Item 10.      Certification

[ ] By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

[X] By signing below I hereby certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Dated: February 7, 2007

LEHMAN BROTHERS HOLDINGS INC.

By:   /s/ Rashid Alvi
      Name:  Rashid Alvi
      Title: Vice President

LEHMAN BROTHERS INC.

By:   /s/ Rashid Alvi
      Name: Rashid Alvi
      Title:Vice President

LB I GROUP INC.

By:   /s/ Rashid Alvi
      Name: Rashid Alvi
      Title:Authorized Signatory

LEHMAN BROTHERS HEALTHCARE VENTURE CAPITAL ASSOCIATES LP

By:   /s/ Rashid Alvi
      Name: Rashid Alvi
      Title:Authorized Signatory

LEHMAN BROTHERS HEALTHCARE VENTURE CAPITAL LP

By:   /s/ Rashid Alvi
      Name: Rashid Alvi
      Title:Authorized Signatory

LEHMAN ALI INC.

By:   /s/ Rashid Alvi
      Name: Rashid Alvi
      Title:Authorized Signatory

PROPERTY ASSET MANAGEMENT INC.

By:   /s/ Rashid Alvi
      Name: Rashid Alvi
      Title:Authorized Signatory

LEHMAN BROTHERS P.A., LLC

By:   /s/ Rashid Alvi
      Name: Rashid Alvi
      Title:Authorized Signatory

LEHMAN BROTHERS PARTNERSHIP GP 2000/2001 LP

By:   /s/ Rashid Alvi
      Name: Rashid Alvi
      Title:Authorized Signatory

LEHMAN BROTHERS PARTNERSHIP ACCOUNT 2000/2001, LP

By:   /s/ Rashid Alvi
      Name: Rashid Alvi
      Title:Authorized Signatory

LEHMAN BROTHERS OFFSHORE PARTNERS LTD.

By:   /s/ Rashid Alvi
      Name: Rashid Alvi
      Title:Authorized Signatory

LEHMAN BROTHERS OFFSHORE PARTNERSHIP GP 2000/2001 LP

By:   /s/ Rashid Alvi
      Name: Rashid Alvi
      Title:Authorized Signatory

LEHMAN BROTHERS OFFSHORE PARTNERSHIP ACCOUNT 2000/2001, LP

By:   /s/ Rashid Alvi
      Name: Rashid Alvi
      Title:Authorized Signatory


                       EXHIBIT A - JOINT FILING AGREEMENT

         The undersigned hereby agree that the Statement on Schedule 13G filed herewith (and any amendments thereto), is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(k) (1) under the Securities Exchange Act of 1934, as amended, on behalf of each such person.

Dated: February 7, 2007

LEHMAN BROTHERS HOLDINGS INC.

By:   /s/ Rashid Alvi
      Name:  Rashid Alvi
      Title: Vice President

LEHMAN BROTHERS INC.

By:   /s/ Rashid Alvi
      Name: Rashid Alvi
      Title:Vice President

LB I GROUP INC.

By:   /s/ Rashid Alvi
      Name: Rashid Alvi
      Title:Authorized Signatory

LEHMAN BROTHERS HEALTHCARE VENTURE CAPITAL ASSOCIATES LP

By:   /s/ Rashid Alvi
      Name: Rashid Alvi
      Title:Authorized Signatory

LEHMAN BROTHERS HEALTHCARE VENTURE CAPITAL LP

By:   /s/ Rashid Alvi
      Name: Rashid Alvi
      Title:Authorized Signatory

LEHMAN ALI INC.

By:   /s/ Rashid Alvi
      Name: Rashid Alvi
      Title:Authorized Signatory

PROPERTY ASSET MANAGEMENT INC.

By:   /s/ Rashid Alvi
      Name: Rashid Alvi
      Title:Authorized Signatory

LEHMAN BROTHERS P.A., LLC

By:   /s/ Rashid Alvi
      Name: Rashid Alvi
      Title:Authorized Signatory

LEHMAN BROTHERS PARTNERSHIP GP 2000/2001 LP

By:   /s/ Rashid Alvi
      Name: Rashid Alvi
      Title:Authorized Signatory

LEHMAN BROTHERS PARTNERSHIP ACCOUNT 2000/2001, LP

By:   /s/ Rashid Alvi
      Name: Rashid Alvi
      Title:Authorized Signatory

LEHMAN BROTHERS OFFSHORE PARTNERS LTD.

By:   /s/ Rashid Alvi
      Name: Rashid Alvi
      Title:Authorized Signatory

LEHMAN BROTHERS OFFSHORE PARTNERSHIP GP 2000/2001 LP

By:   /s/ Rashid Alvi
      Name: Rashid Alvi
      Title:Authorized Signatory

LEHMAN BROTHERS OFFSHORE PARTNERSHIP ACCOUNT 2000/2001, LP

By:   /s/ Rashid Alvi
      Name: Rashid Alvi
      Title:Authorized Signatory